Exhibit 10.2

REDACTED
Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

OPTION AND LICENSE AGREEMENT
FOR THE LICENSING AND DEVELOPMENT
OF [***] INHIBITORS

This LICENSE AND OPTION AGREEMENT FOR THE LICENSING AND DEVELOPMENT OF [***] INHIBITORS (the “Agreement”) is effective as of this day of October 2018 (the “Effective Date”) by and between Immunic AG, a stock corporation organized under the laws of Germany, having a place of business at Am Klopferspitz 19, 82152 Martinsried, Germany (“Immunic”), and Daiichi Sankyo Co., Ltd., a Japanese corporation organized under the laws of Japan, having a place of business at 1-2-58 Hiromachi, Shinagawa-ku, Tokyo 140-8710, Japan (“DS)”; Immunic and DS are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”).

RECITALS

(1)           DS has developed and owns certain technology relating to small molecules that inhibit the biological activity of [***], as listed [***]; and

(2)           DS is the owner or otherwise controls certain proprietary technology, including the patent applications filed or to be filed by DS claiming the Subject Compounds, as listed in [***], and any issued patents or pending patent applications resulting therefrom, all such patent rights and technology as necessary or useful to make, use or sell Licensed Product(s) (as defined below), and related chemical, biological, and non-clinical data and relevant information, as listed and summarized in [***]; and

(3)           Immunic is interested in, either by itself or by an Affiliate, developing the Subject Compounds to appropriate form(s), method(s) of use, mode(s) of administration or dosage(s) of one or more pharmaceutical composition(s) of the Subject Compounds to be used in the therapy, prognosis, diagnosis and prevention of any human diseases; and

(4)           Immunic and DS have discussed (under a “Bilateral Confidential Disclosure Agreement” dated November 9, 2017) and on July 11, 2018 agreed upon an Outline of Terms, binding only to the extent as set forth therein, according to which DS grants Immunic an exclusive option to enter into a full licensing agreement, both the option and the license in accordance with the terms and conditions set forth herein;

Based on the foregoing considerations, the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION AND DEFINITIONS

1.1.         Interpretation Principles. As used in this Agreement, the capitalized terms listed in Section 1.2 shall have the meanings set forth therein or in the specific Section of this Agreement, to which the respective definition refers. Unless the context of this Agreement otherwise requires: (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; and (d) the term “including” means “including without limitation”.

1.2.         Definitions.

“Affiliate” means any person or entity that controls, is controlled by, or is under common control with a Party. For purposes of this definition, the term “control” means (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether such control is obtained through ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity. A person or entity shall only be considered an Affiliate for so long as such control exists.

“BCDA” means the Bilateral Confidential Disclosure Agreement effective between the Parties as of November 9, 2017.

“Business Day(s)” means a day which is neither a Saturday nor a Sunday or a bank holiday in Martinsried, Germany or Tokyo, Japan.

“Combination Product” means a product that contains a Subject Compound as an active pharmaceutical ingredient together with one or more other compounds that are active pharmaceutical ingredient(s).

“Commercially Reasonable Efforts” means those efforts, activities and measures, with respect to the efforts to be expended by the respective Party which, with respect to any objective, are reasonable, diligent, good-faith efforts to accomplish such objective as a similarly situated (with respect to size, stage of research and other aspects) pharmaceutical company would use to accomplish a similar objective under similar circumstances exercising reasonable business judgement and considering the scientific, medical and commercial potential and characteristics of the Subject Compound and Licensed Product as well as the associated risks in the development, obtaining of Regulatory Approvals and governmental pricing and reimbursement approvals, and commercialization.

“Control” or “Controlled” means with respect to any (i) item of information, including, without limitation, Know-how, or (ii) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

“CTA” means a clinical trial application to any Regulatory Authority.

“DS Patent Rights” means any of the following: (a) any issued and unexpired patent, including substitutions, extensions, re-registrations, reissues, renewals, or similar governmental grants of exclusive rights to practice an invention; (b) any patent application, including continuation, continuation-in-part, divisional, and provisional applications that claim priority to, or common priority with a previously filed patent application or issued patent; (c) any foreign counterparts to any of the foregoing, in each case that are necessary for Immunic to research, develop, manufacture, use, or sell the Subject Compounds and Licensed Products for use in the Field in the Territory. The DS Patent Rights shall include the patent rights owned or controlled by DS identified in [***].

“DS Technology” means Know-how that is owned by DS or its Affiliates during the Term that is necessary or useful for Immunic to research, develop, manufacture, seek Regulatory Approval for, and distribute the Subject Compounds and Licensed Products for use in the Field in the Territory. The DS Technology shall include the regulatory documentation, and Know-how identified in [***].

“Field” means the treatment, diagnosis, prognosis, or prevention of any disease in humans.

“First Commercial Sale” means, with respect to any Licensed Product and any country of the world, the first sale by Immunic or any of its Affiliates, sub-licensees of any Licensed Product for use in the Field in that country, after such Licensed Product has been granted Regulatory Approval by the competent Regulatory Authorities.

“IND” means an Investigational New Drug application submitted to the United States Food and Drug Administration (the “FDA”).

“Know-how” means any confidential technical information, techniques, processes, methods, data, assays, substances and materials, and other information in a Party’s possession that is not generally available to the public.

“Licensed Product(s)” means any pharmaceutical product that contains a Subject Compound as an active pharmaceutical ingredient.

“Net Sales” means [***] using generally accepted accounting standards:

[***]

Notwithstanding the foregoing, Net Sales shall not include any consideration received by lmmunic, or any of its Affiliates or sub-licensees in respect of the sale, use or other disposition of a Licensed Product (i) solely between the foregoing parties, or (ii) in a country as part of a clinical trial prior to the receipt of all Regulatory Approvals required to commence commercial sales of such Licensed Product in such country.

“Regulatory Approval” means and includes all licenses, permits, authorizations and approvals of, and all registrations, filings and other notifications to, any Regulatory Authority, necessary for the manufacture, production, distribution, marketing, sale and/or use of any Licensed Product within the Field and in a particular country or region of the Territory.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, or other governmental entity in a country in the Territory, including the United States Food and Drug Administration or any successor thereto (FDA), and the European Medicines Agency or any successor thereto (EMA), that is responsible for regulating the manufacture, production, distribution, marketing, sale and/or use of any Licensed Product within the Field and in a particular country or region of the Territory.

“Representative” means any officer, director, employee, agent, advisor and representative.

“[***]” means [***].

“Subject Compound(s)” means the compounds identified and described by their respective chemical compound names in [***].

“Term” means the period between the Effective Date, and: (i) Immunic’s payment of royalties accruing from its last obligation to pay royalties to DS under Section 6.6, or (ii) this Agreement is terminated earlier under Article 11.

“Territory” means worldwide.

“Third Party” means any entity or person other than the Parties and their respective Affiliates.

“Trademarks” means all registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, artwork, and combinations thereof, and other indicia of origin, including all applications for registration and registrations of any such marks and renewals for any of the foregoing.

“Valid Claim” means a claim of (i) any unexpired issued Patent Right that shall not have been dedicated to the public, disclaimed, nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, or (ii) of any patent application filed in good faith being part of the DS Patent Rights that has not been cancelled, withdrawn or abandoned.

ARTICLE 2
OPTION

2.1.         Option Right. DS hereby grants to Immunic an exclusive option to obtain an exclusive, worldwide, royalty-bearing license under the DS Patent Rights and DS Technology to research, develop, make, have made, use, import, offer for sale, distribute and sell the Subject Compounds and Licensed Product(s) (the “Option Right”).

2.2.         Term of Option Right. The term of the Option Right granted under Article 2.1 shall commence on the Effective Date and shall expire [***] (the “Option Period”). Immunic may exercise its Option Right at any time during the Option Period by giving written notice to DS. If Immunic does not notify DS that it has exercised the Option Right before the expiration of the Option Period, such Option Right will expire, as provided in this Section 2.2, without the need for further action by DS.

ARTICLE 3
RESEARCH AND DEVELOPMENT INITIATED DURING THE OPTION PERIOD

3.1.         Duties of the Parties. Following the Effective Date, the Parties shall without undue delay perform the studies listed in Exhibit D as follows:

(a)           lmmunic shall use Commercially Reasonable Efforts to:

(i)             at its own cost and expense, perform the studies listed in Part 1 of Exhibit D to analyze the mode of action of the Subject Compounds, and

(ii)            at DS’s cost and expense, not to exceed [***], perform the agreed upon studies listed in Part 2 of Exhibit D that are necessary for obtaining an IND or CTA, respectively. If Immunic reasonably anticipates that the total cost for the studies to be performed under this Section 3.1(a)(ii) will exceed [***], it will promptly notify DS, and the Parties will discuss in good faith whether to increase the funding for such studies. Promptly after the receipt of an invoice issued by a contract research organization or contract manufacturing organization to Immunic for any study to be performed by Immunic under this Section 3.1(a)(ii), Immunic shall issue a corresponding invoice for all agreed upon costs and expenses to DS. DS shall reimburse Immunic for all such costs and expenses within [***]of receiving such invoice.

(b)           DS shall use Commercially Reasonable Efforts to conduct, at its own cost and expense, the studies listed in Part 3 of Exhibit D, including [***]; and

(c)           DS shall reasonably support and assist Immunic in its due diligence efforts with respect to evaluating the Subject Compounds and the DS Technology to determine whether to execute its Option Right.

3.2.         During the Option Period, lmmunic shall have the right under the DS Patent Rights and DS Technology to carry out all activities necessary and/or useful for the tasks assigned to Immunic pursuant to Section 3.1(a).

3.3.         Any results generated by either Party or both Parties during the Option Period, including any intellectual property generated solely by or on behalf of a Party in performing the activities described in Section 3.1(a) and Section 3.1(b) shall, subject to the licenses granted pursuant to Articles 4 and 12, be solely owned by such Party. If and to the extent both Parties contributed to such results, such results shall, subject to the licenses granted pursuant to Articles 4 and 12, be jointly owned by both Parties, and the Parties shall in good faith discuss and agree upon any patent prosecution, enforcement, and defense of such jointly owned intellectual property. In the case of results generated during the Option Period that are solely owned by one Party, if such Party does not wish to obtain or maintain applicable intellectual property rights, it shall provide the other Party a reasonable opportunity to obtain and/or maintain such rights.

3.4.         Technology Transfer. During the Option Period, DS shall make the DS Technology available to Immunic through an electronic data room or other method agreed to by the Parties. Immunic shall not use any of the DS Patent Rights or DS Technology furnished under this Agreement for any purpose other than as specifically authorized in this Agreement, or as otherwise specifically authorized in writing by DS. DS shall use its reasonable endeavors to answer all questions received from Immunic regarding the DS Patent Rights and DS Technology as soon as reasonably possible after receipt.

3.5.         During the Option Period, DS shall take reasonable steps to ensure that the existence and/or the scope of the DS Patent Rights and the DS Technology are not impaired, and shall refrain from acts that could reasonably be foreseen to impair the existence or scope of the DS Patent Rights or the DS Technology.

3.6.         If Immunic does not exercise the Option Right before the Option Period expires, the rights granted to Immunic under Section 3.2 of this Agreement shall terminate automatically upon expiration of the Option Period and Immunic shall: (a) upon a request from DS, return or destroy all Confidential Information disclosed by DS, (b) grant, free of charge, an exclusive, royalty-free, worldwide license to any intellectual property generated by Immunic pursuant to this Agreement, whether solely or jointly with DS, during the Option Period to DS. with the right to grant sub-licenses, as necessary or useful to continue the development and commercialization of products containing the Subject Compound(s), and (c) transfer all data and results related to the Subject Compound(s) generated by Immunic during the Option Period. Thereafter, DS shall be free to further develop the Subject Compound(s) by itself or in cooperation with any Third Party, or to license the Subject Compound(s) and/or the DS Technology to any Third Party for further development and/or commercialization.

ARTICLE 4
LICENSE

4.1.         License Grant. Effective as of, and subject to Immunic exercising the Option Right in accordance with Section 2.2 of this Agreement, DS hereby grants to Immunic, and Immunic hereby accepts, an exclusive license in the Field to use the DS Patent Rights and DS Technology to develop, have developed, make, have made, manufacture, have manufactured, register, have registered, use, have used, import, have imported, export, have exported, distribute, have distributed, market, have marketed, offer and have offered for sale, sell and have sold, and commercialize the Subject Compounds and/or Licensed Product(s) in the Territory, in accordance with the terms and conditions of this Agreement.

4.2.         Sub-licensing.

4.2.1.     Right to Sublicense. Immunic shall be entitled to sub-license (including the right to grant further sub-sublicenses, including sub-licenses in multiple layers) all or any of its rights in the Field under this Agreement to any Affiliate or Third Party. Any sublicense granted by Immunic shall be subject to the sub-licensing agreement containing terms and conditions that are not less restrictive in favor of DS than, and not inconsistent with those contained in this Agreement. Notwithstanding any sub-license it may grant, Immunic shall remain responsible for the performance of all of its duties and obligations under this Agreement, and shall be liable to DS for any breach of the terms of this Agreement by a sublicensee.

4.2.2.     Approval of Sublicensees. Following Immunic’s execution of this Agreement, and on the anniversary of the date of the execution by lmmunic each year of the Term thereafter, Immunic shall provide DS with a list of proposed sub-licensees for review and approval. DS shall review the list and notify Immunic of any potential sub-licensees that are not approved. If DS does not notify Immunic that it has denied approval of a specific sub-licensee within thirty (30) days of receiving the list from Immunic, such sub-licensee shall be deemed approved. If Immunic wishes to engage a sub-licensee that is not on the then-current list of approved sub-licensees, it may request approval of such sub-licensee by submitting a written request to DS at any time. If DS does not notify Immunic that it does not approve of such sub-licensee within fifteen (15) days, such sub-licensee shall be deemed approved. Any denial of approval by DS shall be made in good faith based on reasonable concerns related to the particular sub-licensee, and if requested, DS shall discuss its reasons with Immunic. For clarity, approval of a sub-licensee by DS under this Section 4.2.2 does not relieve Immunic of any liability or responsibility for the acts or omissions of its sub-licensees as otherwise provided in this Agreement.

4.3.         Documents and Declarations. DS shall execute all documents, give all required declarations required to give effect to the licenses granted hereunder, and shall reasonably cooperate with Immunic to the extent such documents, declarations and/or cooperation are required to record or register the licenses granted hereunder at the various patent offices in the Territory for the benefit of Immunic.

ARTICLE 5
FURTHER DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS

5.1.         Commercially Reasonable Efforts of Immunic. Immunic shall, following the exercise of its Option Right, use Commercially Reasonable Efforts to, [***], develop, manufacture, register and market Licensed Products where commercially reasonable throughout the Territory.

5.2.         Manufacturing. Following the exercise of its Option Right, lmmunic shall be solely responsible for manufacturing the Subject Compound and/or Licensed Product(s) for all clinical trials and for commercialization purposes.

5.3.         Steering Committee.

5.3.1.     Formation, Meetings, Procedures. The Parties shall form a joint steering committee (the “Steering Committee”) to monitor and review their respective activities during the Option Period. The Steering Committee shall be comprised of four (4) professionally and technically qualified representatives, two (2) from each Party. The Steering Committee shall meet for the first time within [***] after the Effective Date, and thereafter [***], until lmmunic exercises its Option Right, or the Option Period expires. The meeting place of the in person meeting shall alternate between the offices of DS in Tokyo, or at another place designated by DS, and the offices of lmmunic in Martinsried, or at another place designated by lmmunic, or as otherwise agreed to by the Steering Committee. Steering Committee meetings may also be conducted by telephone, or by videoconference. Each Party shall provide the other Party with written notice of its Representatives for the Steering Committee within ten (10) Business Days after the Effective Date, and, thereafter, without undue delay upon any replacement. Each Party may invite guests to the meetings, in order to discuss special technical or commercial topics. At least [***] prior to each meeting of the Steering Committee, the Parties will exchange written copies of all materials, development documentation, and data and other information, as far as reasonably required to support the activities of the Steering Committee.

5.3.2.     Activities of the Steering Committee. The activities of the Steering Committee shall include: (i) the review and discussion of the Development Plan and the progress being made in relation to the various topics listed therein, (ii) the monitoring of DS’s, lmmunic’s, or any of its sub-licensee’s development activities regarding the Subject Compounds and any Licensed Products, (iii) the exchange of development and safety information, (iv) sharing information by each of the Parties about improvements to the DS Technology, and (v) coordination of activities relating to the DS Patent Rights and other IP applications regarding joint inventions.

5.3.3.     Minutes. The Steering Committee shall keep accurate and complete minutes of its meetings. The responsibility for preparing the minutes setting forth decisions made at each Steering Committee meeting shall alternate between the Parties with the Immunic Representatives preparing the minutes of the first Steering Committee meeting. The minutes of each meeting of the Steering Committee shall be prepared within [***] of its completion, and will only become official when agreed upon by all Steering Committee members. If no issue is taken with any set of minutes within [***] of their receipt by all Steering Committee members, they shall be deemed to have been accepted. All records of the Steering Committee shall be available at all times to each Party.

5.3.4.     Decisions. All decisions of the Steering Committee shall be made in good faith in the best interest of the successful and responsible development and commercialization of the Subject Compounds and the Licensed Products according to this Agreement. The Parties shall use reasonable efforts to take decisions unanimously. In the event that the Steering Committee is unable to agree on any matter after good faith attempts to resolve such any disagreement in a mutually acceptable fashion, then the vote of [***]shall be decisive.

5.3.5.     Joint Project Team. If Immunic exercises its Option Right, the Steering Committee shall be reconstituted as a Joint Project Team to facilitate information sharing between the Parties. The role of the DS personnel on the Joint Project Team shall be solely that of observers to monitor the development and commercialization of the Subject Compounds and Licensed Product(s), and to answer questions from Immunic about the DS Technology. Meetings of the Joint Project Team can be called by either Party on an ad hoc basis, but in no case more than once in each calendar quarter. Such meeting may be held by teleconference or videoconference. DS personnel on the Joint Project Team may fully participate in all discussions during the meeting, but will have no authority to make decisions related to the development or commercialization of the Subject Compounds or Licensed Products. All information disclosed to DS personnel on the Joint Project Team shall be treated as Confidential Information under this Agreement.

5.4.         Use of Names. Except as otherwise provided herein, no Party has any right, express or implied, to use in any manner the name or other designation of the other Party, or any other trade name, trademark or logos of the other Party for any purpose in connection with the performance of this Agreement, or otherwise. In particular, DS does not grant Immunic any license to use any of DS’s trademarks to designate any Subject Compound or Licensed Product. Immunic shall have the sole right to select the Trademarks used in connection with the Subject Compounds and Licensed Products, and shall own and retain all right, title and interest in and to such Trademarks, and all goodwill associated with or attached to such Trademarks arising out of the use thereof by Immunic, its Affiliates and any sub-licensees shall inure to the benefit of Immunic. Only Immunic will be authorized to initiate, at its own discretion, legal proceedings against any infringement or threatened infringement of such Trademarks.

5.5.         Covenant not to Compete. During the Option Period, neither Party may develop or commercialize any compound or product that derives its intended therapeutic effect from [***] other than the Subject Compounds. If Immunic exercises its Option Right, during the Term Immunic shall not develop or commercialize any compound that derives its intended therapeutic effect from [***] other than the Subject Compounds and competes with any of the Licensed Products, either on its own or with a Third Party.

ARTICLE 6
CONSIDERATION

6.1.         Up-front Payment. In consideration for DS granting the license and rights pursuant to this Agreement, Immunic shall, subject to its exercise of the Option Right, pay to DS a one-time-only, non-refundable, non-creditable lump sum amount of [***] payable within [***] after the date of its exercise of the Option Right.

6.2.         Development Milestone Payments. Immunic shall make the following additional one-time-only payments to DS, each upon the achievement of the following events by Immunic, its Affiliate, or its Third Party sub-licensee:

[***]

6.3.         Sales Milestone Payments. Immunic shall, in addition to the payments specified in Sections 6.1 and 6.2, pay DS the following one time sales milestone payments on the aggregated annual Net Sales of the Licensed Products in the Territory:

[***]

For the avoidance of doubt, the term “aggregated annual Net Sales of the Licensed Products in the Territory”, as used in this Agreement, shall mean [***].

6.4.         Royalties. Immunic shall pay to DS, as further consideration for the rights and licenses granted by it under this Agreement, royalties on Net Sales of the Licensed Products in the Territory equal to [***] of annual Net Sales. Such royalty payments shall be determined irrespective of whether such Net Sales result from the commercialization of the Licensed Products by Immunic or its Affiliates, or by any Third Party sub-licensees; annual Net Sales of the relevant Licensed Product shall mean the total of all Net Sales of a particular Licensed Product anywhere in the Territory in any single calendar year.

6.5.         Royalties for Combination Product. If a Licensed Product is sold as part of a Combination Product for a single invoiced amount (in each case, a “Combination Sale”), the Net Sales amount for the Licensed Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all permitted deductions) reasonably attributable (in terms of value) to the Licensed Product included in the Combination Sale, based on the relative prices of the separate components of the Combination Sale when sold separately in the country where such Combination Sale occurs (if such components are sold separately in such country) or (if such components are not sold separately in such country) on such other objective and reasonable factors agreed to by the Parties after good faith discussions.

6.6.         Royalty Payment Term. Immunic’s obligation to make royalty payments terminates on a country-by-country and Licensed Product-by-Licensed Product basis by the later of (i) the Licensed Product is no longer covered by a Valid Claim in an issued patent within the DS Patent Rights in the relevant country, or (ii) [***] after the First Commercial Sale of the respective Licensed Product in the relevant country; provided, however, that if the Licensed Product:

(a)           is no longer covered by a Valid Claim in an issued patent within the DS Patent Rights in the relevant country,

(b)           no longer enjoys market exclusivity from legal or regulatory protections (e.g. data exclusivity) obtained by the original holder of the Regulatory Approval in the relevant country, and

(c)           one or more generic competitors enter the market in the relevant country and as a result, the prescription volume of the Licensed Product declines by [***] or more in such country. For the purposes of this Section 6.6(c), the decline in prescription volume shall be measured by comparing the total number of units sold by Immunic, its Affiliates, and sub-licensees during the applicable calendar quarter against the average of the total number of units sold by Immunic, its Affiliates, and sub-licensees during the [***] immediately before the first sale of a product by the first generic competitor in such country, then the royalty rate shall be reduced to [***] for Net Sales of such Licensed Product in the relevant country.

6.7.         Third-Party License Payments.

6.7.1.     Notification. If Immunic, its Affiliates, or its sub-licensees reasonably believe that one or more of them is/are required to obtain and maintain a license to Third Party patent rights, or a license of other proprietary rights owned or controlled by a Third Party in order to research, develop, manufacture, use, import, offer for sale, distribute or sell a Licensed Product in the Field, Immunic shall notify DS of such circumstance before executing any license agreement with the Third Party. The Parties shall meet promptly and discuss the necessity of obtaining the proposed license and the terms of proposed Third Party license agreement. Immunic shall have the final decision making authority regarding whether to execute the Third Party license agreement, but shall consider in good faith the comments, concerns, and objections raised by DS.

6.7.2.     Payment Offset. Immunic shall be entitled to offset [***] of the amounts paid to all Third Party licensor(s) under the applicable license(s) from the amounts to be paid to DS under this Agreement. The amounts paid to all Third Party licensors in a particular country during [***] may be offset against the royalties otherwise payable to DS for Net Sales of Licensed Products in that country for [***]. [***].

6.7.3.     Minimum Royalty Payment. During any calendar quarter in which royalties are due to DS and a payment offset under Section 6.7.2 of this Agreement is claimed by Immunic, the aggregated amount of the offset for all Third Party license payments in a country shall not reduce the royalties paid to DS below [***].

6.8.         Payments to DS.

6.8.1.     Payment Method. All payments due to DS under this Agreement will be made in US Dollars by bank wire transfer in immediately available funds to an account designated by DS. Immunic shall be responsible for paying all transfer and other fees related to completing all bank wire transfers required under this Agreement. Within [***], DS will provide Immunic all information necessary to make such bank wire transfers. Thereafter, any change to such bank wire transfer information will be transmitted to Immunic by a notice in accordance with Section 13.3.

6.8.2.     Currency Exchange. In the event that any Net Sales subject to royalty payments according to this Agreement are calculated in any currency other than US Dollars, for purposes of calculating payments payable by Immunic under Section 6.5, and Section 6.6 of this Agreement, such Net Sales shall be converted into US Dollars at the rate of exchange between the currency in which such Net Sales and licensing payments were received and the US Dollar prevailing at Federal Reserve Bank of New York, at noon on the last banking day of the calendar quarter in which such Net Sales have been effected.

6.8.3.     Payments for Milestone Events. Immunic shall inform DS of the occurrence of a milestone event without undue delay, however, no later than within [***] following [***]. Milestone payments are payable within [***] after Immunic’s receipt of an invoice issued by DS for such milestone payment.

6.8.4.     Royalty Payments. Payment of royalties under Section 6.5, and Section 6.6 of this Agreement shall be paid on a [***] basis. Each payment by Immunic under Section 6.5, and Section 6.6 shall be paid within [***]. Within [***], Immunic will deliver a report specifying in the aggregate and on a country-by-country basis the following information for such calendar quarter: (a) total gross invoiced amount from sales of each Product by Immunic, its Affiliates, and its Sublicensees; (b) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of the Product) from gross invoiced amounts to calculate Net Sales; [***].

6.8.5.     Taxes. All payments by Immunic to DS are exclusive of value added tax, which shall, if applicable, be invoiced separately. The Parties shall use reasonable efforts to obtain any available exemptions from withholding taxes and to assist each other in that regard. Any tax paid or required to be withheld by Immunic on behalf of DS on account of any upfront, milestone, royalty or other payments payable to DS under this Agreement will be deducted from the amount of such payments otherwise due. To the extent that Immunic is able to do so, Immunic will secure and send to DS proof of any such taxes withheld and paid by Immunic on behalf of DS, and will, at DS’s request, provide reasonable assistance to DS in recovering or crediting, as applicable, such taxes. Immunic shall use Commercially Reasonable Efforts to enable DS to take advantage of any applicable legal provision or tax treaty with the object of paying the sums due to DS without imposing or withholding any tax.

6.8.6.     Late Payments. In the event of any delay in effecting any payment due to DS under this Agreement by the due date, Immunic shall pay DS, in addition to the overdue amount, interest calculated on a daily basis on the overdue payment, from the day after such payment was due to the date of actual payment, at a rate of [***] as applicable from time to time.

6.9.         Book Keeping and Auditing. For the Term and for [***], Immunic shall maintain complete and accurate books and records of account, in accordance with generally accepted account principles, of all transactions and other business activities conducted pursuant to this Agreement that are necessary to confirm the accuracy of all payments by Immunic to DS under this Article 6. Upon reasonable written notice to Immunic, DS, or a certified public accountant designated by DS and reasonably acceptable to Immunic, shall have the right to audit such books and records of account of Immunic (provided always that in the case of review by a certified public accountant, the relevant public accountant enters into an appropriate confidentiality agreement with Immunic), in order to confirm the accuracy and completeness of all such payments. DS shall bear all costs and expenses incurred in connection with any such audit; provided, however, that if any such audit reveals an inaccuracy of [***] or more based on the amount of payments actually due during the audited period, then, in addition to paying the full amount of such underpayment, plus accrued interest, Immunic shall reimburse DS all such reasonable costs and expenses incurred with the audit.

ARTICLE 7
DS PATENT RIGHTS

7.1.         Ownership. Immunic hereby acknowledges that DS is, as of the Effective Date, the owner of all of the DS Patent Rights, and Immunic shall acquire no rights, title or interest whatsoever in or to any of the DS Patent Rights other than the licenses granted to it under this Agreement. Immunic shall not utilize any of the DS Patent Rights for any purpose whatsoever, except as specifically authorized in this Agreement. Immunic shall not in its own name register, or attempt to register, any of the DS Patent Rights, or otherwise assert any ownership rights with respect to any of the DS Patent Rights, in any country within the Territory.

7.2.         Obligation to Prosecute and Maintain. During the Option Period, DS shall, at its sole expense, be responsible for prosecuting and maintaining the patents and the patent applications comprised within the DS Patent Rights. If Immunic exercises its Option Right, then thereafter Immunic shall be responsible, at its sole expense and using counsel of its choice, for prosecuting and maintaining the DS Patent Rights claiming the Subject Compounds. DS shall take all steps, and execute all documents and authorizations that are necessary to transfer such responsibility to Immunic and DS shall reasonably support Immunic in the prosecution and maintaining of such DS Patent Rights. DS shall remain responsible for prosecuting and maintaining the other patent rights claiming DS Technology that are licensed to Immunic.

7.3.         Information and Consultation. During the Option Period, DS shall keep Immunic reasonably informed of and shall consult with Immunic on an ongoing basis regarding the prosecution and maintenance of the DS Patent Rights containing claims that cover the Subject Compounds, and of any actions that are required to be taken in relation thereto. In particular, DS shall provide Immunic with a copy of material communications from any patent authority in the Territory regarding the DS Patent Rights, and shall, to the extent reasonably practical, provide Immunic with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.

7.4.         Abandonment of Patent Rights. In the event that DS elects not to continue prosecuting or maintaining any of the DS Patent Rights, DS shall notify Immunic in writing [***] before any relevant deadline relating to or any public disclosure of the relevant DS Patent Rights. Upon receipt of a notice from DS indicating that it intends to cease prosecuting or maintaining any of the DS Patent Rights, Immunic shall have the right to continue, at its own expense, prosecution or maintenance (as the case may be) of the relevant DS Patent Rights and DS shall at the request and cost of Immunic do all such acts and execute all such documents as may be necessary to (i) transfer title to the relevant DS Patent Rights to Immunic and (ii) assist Immunic with the prosecution and maintenance of the relevant DS Patent Rights until such times as Immunic’s title as proprietor of the relevant DS Patent Rights has been registered at all of the appropriate patent offices.

7.5.         Third Party Infringement of DS Patent Rights.

7.5.1.     Notification. If either Immunic or DS becomes aware of any activity that it believes represents an infringement of any of the DS Patent Rights, the Party obtaining such knowledge shall promptly advise, to the extent that such information is available to the respective Party, the other of all relevant facts and circumstances relevant to the potential infringement. Immunic and DS shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action to enjoin any infringement of the relevant DS Patent Rights. However, Immunic shall have the first right, but not the obligation, to bring, defend, or maintain any suit or action, in its own name, against any actual, threatened, or suspected infringement of any of the DS Patent Rights in the Territory.

7.5.2.     Controlling Party. If Immunic decides to exercise such right and so to bring, defend or maintain any such suit or action in its own name and at its own expense, Immunic shall be responsible for taking all actions, in the courts, administrative agencies, or otherwise, including a settlement, to prevent or enjoin any and all such infringements and other unauthorized uses of the DS Patent Rights, and DS shall take no action with respect to any such infringement or unauthorized use of the Patent Rights, without the prior written authorization of Immunic; provided, however, that Immunic shall not take any action or agree to any settlement that impairs, diminishes, limits, or forfeits any DS Patent Rights without written consent from DS, such consent not to be unreasonably withheld or delayed. DS shall provide, at the request and cost of Immunic, such assistance as Immunic shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of any of the DS Patent Rights.

7.5.3.     Damage Awards. Any damage award or settlement payments, made in connection with any action relating to infringement of the DS Patent Rights in the Territory, whether obtained by judgment, settlement or otherwise shall be allocated (i) first, to the Parties to recover their respective reasonable costs and expenses incurred in connection with the action, and (ii) second, the amount of any recovery remaining shall then be allocated between DS and Immunic depending on the economic effect of the infringement action on the commercialization of the Subject Compounds and/or the Licensed Products by Immunic or its sub-licensees under the license granted to Immunic.

7.6.         Transfer of Title to DS Patent Rights. If Immunic desires to transfer, all or a substantial part of the DS Patents Rights licensed to Immunic under this Agreement to a Third Party, and the proposed Third Party transferee requires that Immunic hold title to the DS Patents as a condition to consummating the proposed transaction, Immunic may request discussions with DS to determine the feasibility of transferring title to the DS Patent Rights from DS to Immunic. Any request from Immunic shall include a detailed description of the circumstances underlying the request and a timeline for DS to make its decision. After making such request, Immunic shall promptly provide all information and answer any questions reasonably requested by DS. DS shall have the sole discretion to decide whether to transfer title to any DS Patent Rights to Immunic, and if undertaken, the scope of the transfer, and any conditions that must be satisfied before such transfer of title is completed. All decisions by DS regarding whether to transfer title, the scope of the transfer, and the conditions for the transfer are final and undisputable, and therefore not subject to the dispute resolution procedure provided in Section 13.5 of this Agreement, or as provided under any other laws or regulations.

ARTICLE 8
CONFIDENTIALITY

8.1.         Confidentiality Obligations. All information disclosed by one Party to the other Party pursuant to this Agreement and all information disclosed pursuant to the BCDA shall be “Confidential Information” of the disclosing Party for all purposes hereunder. Each Party agrees that, for the Term and for [***] thereafter, such Party shall, and shall ensure that its, its Affiliates’, and its sub-licensees’ Representatives shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose, and not use for any purpose except as expressly permitted hereunder, any Confidential Information of the other Party. The foregoing obligations shall not apply to any information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate with competent evidence that such information:

(i)             was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(ii)            was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)           became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party other than through any act or omission of the receiving Party, its Affiliates, or its sub-licensees in breach of this Agreement or the BCDA;

(iv)          was subsequently lawfully disclosed on a non-confidential basis to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(v)           was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party, as established by contemporaneous written records of the receiving Party.

Notwithstanding the definition of “Confidential Information” above and any licenses granted to such information, all results generated by either Party pursuant to Article 3 shall be deemed Confidential Information of such Party.

8.2.         Authorized Disclosure. A Party may disclose the Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i)             Filing or prosecuting or maintaining Patent Rights as expressly permitted under this Agreement;

(ii)            Submissions to a Regulatory Authority and request for Regulatory Approvals relating to the Licensed Products as provided for in the Development Plan or otherwise permitted under this Agreement;

(iii)           Prosecuting or defending litigation or arbitration as permitted under this Agreement;

(iv)          Disclosure, in connection with the performance of this Agreement, to Affiliates, Representatives, sub-licensees, research collaborators, or subcontractors, each of whom prior to such disclosure must be bound by obligations of confidentiality and nonuse equivalent or greater in scope to those set forth in this Article 8.

Further, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by valid court order or legal process, provided that, to the extent consistent with such order or process, such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required, and cooperates in the other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

8.3.         Confidentiality of Agreement Terms. Each Party acknowledges that the terms of this Agreement shall be treated as Confidential Information of the other Party. Notwithstanding the foregoing, such terms may be disclosed by a Party to investment bankers, investors, and potential investors or acquirers, solely in the context of a potential transaction and for the limited purpose of evaluating such potential transaction. In addition, a copy of this Agreement and any ad hoc announcement pertaining hereto may be filed by a Party with the Securities and Exchange Commission and/or any applicable securities exchange as required by applicable laws or stock exchange regulations. In connection with any such filing, such Party shall provide the other Party a reasonable opportunity to review the proposed filing to identify and request the removal of sensitive financial and trade secret information, and shall endeavor to obtain confidential treatment of economic and trade secret information, if included. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

ARTICLE 9
WARRANTIES AND LIABILITIES

9.1.         Mutual Representations and Warranties. The Parties represent and warrant that they have the full right and authority to enter into this Agreement and that they have no obligations or commitments inconsistent with this Agreement.

9.2.         Warranties of DS. DS warrants and represents that:

(i)             as of the Effective Date, it owns the right, title and interest in the DS Patent Rights and owns or has the right to license the DS Technology;

(ii)            as of the Effective Date, it does not own or otherwise control any patent rights other than the DS Patent Rights which are necessary or reasonably useful for or directed to the development, manufacture or commercialization of the Subject Compounds;

(iii)           it has the right to grant the licenses contained herein;

(iv)          as of the Effective Date, it is not aware of any claim or threatened claim that any of the DS Patent Rights is invalid or that the development of the Subject Compounds would infringe any intellectual property rights of any Third Party;

(v)           as of the Effective Date, it is not aware of any Third Party having any right, title or interest in or to any of the DS Patent Rights or the DS Technology.

9.3.         Disclaimer. DS makes no representation or warranty and specifically disclaims any guarantee that the development of the Subject Compound(s) and/or Licensed Products will be successful, in whole or in part. DS expressly disclaims any warranties or conditions, express, implied, statutory or otherwise with respect to any of the DS Patent Rights or DS Technology, except as set forth in Section 9.2, including any warranty of merchantability or fitness for a particular purpose.

9.4.         Limitation of Liability. The Parties’ liability in case of simple negligence shall be excluded. Except in case of gross negligence or willful misconduct, neither Party shall be liable to the other Party for any indirect, punitive or consequential damages or loss of profits, whether based on contract or tort, or arising under applicable law or otherwise.

ARTICLE 10
INDEMNIFICATION AND INSURANCE

10.1.       DS’s Indemnification Obligations. DS shall defend, indemnify and hold Immunic harmless against [***].

DS indemnification obligation under this Section 10.1 shall be subject to each of the following conditions: (i) Immunic shall furnish DS with written notice of any such Claims and Liabilites for which it will seek indemnification within [***] of the date on which Immunic receives notice thereof; (ii) subject to DS confirming in writing that its indemnification obligation will apply to the relevant Claims and Liabilities, DS shall thereafter be solely responsible for investigating, defending, settling and discharging such Claims and Liabilities, provided that DS shall not settle or discharge any Claims and Liabilities in a manner that admits fault or liability by Immunic without first obtaining consent from Immunic; and (iii) Immunic shall at DS’s costs furnish DS with all assistance reasonably requested by DS or its counsel. Immunic’s failure to comply with its obligations pursuant to this Section 10.1 shall not constitute a breach of this Agreement nor relieve DS of its indemnification obligations pursuant to this Section 10.1, except to the extent, if any, that DS’s defense of the claim, action or proceeding was materially impaired thereby.

10.2.       Immunic’s Indemnification Obligations. Immunic shall defend, indemnify and hold DS harmless against [***]

Immunic’s indemnification obligation under this Section 10.2 shall be subject to each of the following conditions: (i) DS shall provide Immunic with written notice of any such Claims and Liabilities for which it seeks indemnification within [***] after DS receives notice thereof; (ii) subject to Immunic confirming in writing that its indemnification obligation will apply to such Claims and Liabilities, Immunic shall be solely responsible for investigating, defending, settling and discharging such Claims and Liabilities, provided that Immunic shall not settle or discharge any Claims and Liabilities in a manner that admits fault or liability by DS or materially affects the scope of the DS Patent Rights without first obtaining consent from DS; and (iii) DS shall at Immunic’s cost provide Immunic with all assistance reasonably requested by Immunic or its counsel. DS’s failure to comply with its obligations pursuant to this Section 10.2 shall not constitute a breach of this Agreement nor relieve Immunic of its indemnification obligations, except to the extent, if any, that Immunic’s defense of the claim, action or proceeding was materially impaired thereby.

10.3.       Insurance. Both Parties shall, at their sole cost and expense, obtain and maintain in full force and effect during the continuance of this Agreement and thereafter in accordance with Section 10.5 of this Agreement, a policy of commercial general liability insurance with coverage adequate in relation to the risks attached to the activities conducted by the respective Party. The Parties hereby specifically acknowledge and agree that the insurance coverage limits set forth in this Section 10.4 shall not be construed to create any limit on each Party’s liability hereunder and/or indemnification obligation under Sections 10.1 and 10.3 of this Agreement.

10.4.       Survival. DS’s indemnification obligation under Section 10.1, Immunic’s indemnification obligation under Section 10.2, and the Parties’ obligation to maintain general liability insurance under Section 10.3 shall survive for fifteen (15) years after the expiration or termination of this Agreement.

ARTICLE 11
TERM AND TERMINATION

11.1.       Expiration. This Agreement shall expire at the end of the Term without the need for further action by either Party. Thereafter, Immunic shall retain an irrevocable, fully paid-up and royalty free right to use the DS Technology in the Field. For clarity, termination under Section 11.2 through 11.4 of this Agreement shall not be considered an “expiration”, and the foregoing right to use DS Technology thereafter shall not apply.

11.2.       Termination by Immunic for Convenience. Immunic may terminate this Agreement at any time before it pays the first development milestone payment for Regulatory Approval in the United States, the European Union, or Japan, as provided in Section 6.2(iii) — (v), by giving written notice to DS not less than [***] before the date on which the termination is to become effective. After paying the first development milestone payment for Regulatory Approval in the United States, the European Union, or Japan, Immunic may terminate this Agreement, as a whole or on a country-by-country basis, at any time by giving written notice to DS not less than [***] before the date on which the termination is to become effective. Any written notice by Immunic to DS to the effect that Immunic decided to finally discontinue the development and/or commercialization of the Licensed Products in all countries in the Territory shall be deemed to constitute notice of termination according to the foregoing sentence of this Section 11.2.

11.3.       Termination for Breach. In the event that either Party (the “Breaching Party”) commits a material breach or default of any of its obligations hereunder, the other Party (the “Non-Breaching Party”) may give the Breaching Party written notice of such material breach or default, and request that such material breach or default be cured as soon as reasonably practicable. If the Breaching Party fails to cure such breach or default within ninety (90) calendar days after the date of the Non-Breaching Party’s notice or, if such breach or default is not capable to be cured within such ninety (90) day period, fails to make good faith efforts to cure such breach or default within a reasonable period of time after such ninety (90) day period, the Non-Breaching Party may terminate this Agreement by giving written notice of termination to the Breaching Party. If it is not possible for the Breaching Party to cure the alleged breach, despite good faith efforts, this Agreement may be terminated by the Non-Breaching Party effective immediately upon giving written notice to the Breaching Party. Termination of this Agreement in accordance with this Section 11.3 shall not affect or impair the Non-Breaching Party’s right to pursue any remedy, in law or in equity, including seeking injunctive relief and the right to recover damages, for harm suffered or incurred by the Non-Breaching Party as a result of such breach or default.

11.4.       Termination in Case of Insolvency. If a Party files a voluntary petition, or if an involuntary petition is granted against such Party and appeal proceedings are not commenced within a period of ten (10) Business Days from the date of such petition under the bankruptcy provisions of applicable law, or if such Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or fails or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties, and whether or not any of the aforesaid acts be the outcome of a voluntary act of that Party, such Party shall provide the other Party with prompt written notice and the Parties shall mutually discuss in good faith the effects of any of the foregoing on this Agreement and any reasonable consequences such as amendments to or a termination of this Agreement.

ARTICLE 12
CONSEQUENCES OF TERMINATION

12.1.       Sell Off. Except as set forth in Sections 12.3 and 12.4 hereof, immediately upon the termination of this Agreement for any reason, Immunic shall cease all manufacturing, producing, distributing, marketing and selling all Licensed Products, provided, however, that, if this Agreement is terminated for any reason other than a breach by Immunic, Immunic shall have the right to distribute and sell its existing inventory of Licensed Products for not more than one (1) year after the date of expiration or termination, subject to lmmunic’s continuing obligation to make all payments required under Article 6 of this Agreement that accrue as a result of the sale of such existing inventory.

12.2.       Accrued Payment Claims. Termination or expiration of this Agreement shall not relieve Immunic of its obligations to pay all royalties and other amounts payable to DS which have accrued prior to, but remain unpaid as of, the date of expiration or termination, or that accrue thereafter.

12.3.       Continued Rights and Obligations of DS. Except as otherwise specifically provided in this Agreement, upon expiration or termination of this Agreement for any reason whatsoever, DS shall have no further obligations to Immunic.

12.4.       Continued Rights and Obligations of Immunic. Except as otherwise specifically provided in this Agreement, upon expiration or termination of this Agreement for any reason whatsoever, Immunic shall have no further obligations to DS.

12.5.       Substitution of Sub-licenses. Upon termination of this Agreement for any reason, all sub-licensees that are granted sublicenses by Immunic pursuant to this Agreement, and are not in material breach of the terms of such sublicense shall have the right to obtain equivalent licenses directly from DS, unless the respective sublicense agreement contains terms which are reasonably unacceptable to DS. Further, if this Agreement is terminated by Immunic pursuant to Section 11.2 or by DS pursuant to Section 11.3 or Section 11.4, DS shall not have any obligation to negotiate or execute a substitute license with an existing Immunic sub-licensee, but any negotiations undertaken by DS shall be conducted in good faith with the intention of agreeing upon commercially reasonable terms and conditions. DS shall not be required to negotiate a substitute license agreement if the sub-licensee is in material breach under the sublicense Agreement.

12.6.       Termination by Immunic for Convenience or by DS for Immunic’s Breach or Insolvency. If this Agreement is terminated by Immunic in its entirety (i.e. not only on a country-by-country basis) pursuant to Section 11.2 or by DS pursuant to Section 11.3, or Section 11.4, Immunic shall, upon a request from DS (to be exercised by written notice within ninety (90) calendar days after the effective date of termination), and at no cost to DS, deliver to DS or its designee: (a) all development data and any other relevant information controlled by Immunic regarding the Subject Compounds and Licensed Products, and (b) all Regulatory Approvals granted to Immunic prior to the effective date of termination. DS shall be entitled to use such development data and Regulatory Approvals to continue development and commercialization of the Subject Compounds and/or Licensed Products solely in the Field. If Immunic terminates this Agreement for convenience pursuant to Section 11.2 or DS terminates this Agreement for Immunic’s insolvency pursuant to Section 11.4, DS’ right to use such development data and Regulatory Approvals shall be without further obligation to Immunic.

ARTICLE 13
GENERAL PROVISIONS

13.1.       Assignment. Subject to the other terms of this Agreement, neither Party shall have the right or the power to assign this Agreement or any of its rights or obligations under this Agreement, without the prior written authorization of the other Party, such written authorization not to be unreasonably withheld or delayed; provided, however, that the prior written authorization of the other Party shall not be required for a Party to assign this Agreement or any of its rights or obligations hereunder to an Affiliate. Any permitted assignment hereunder by either Party, whether to an Affiliate pursuant to this Section 13.1, or pursuant to the prior written authorization of the other Party, shall not relieve such Party of any of its obligations under this Agreement, including, but not limited to, Immunic’s obligation to make upfront, milestone and royalty payments pursuant to Sections 6.1 through 6.6 with respect to any and all Net Sales derived by any of the Immunic’s assignees or sub-licensees from the distribution, marketing and sale of any of the Licensed Products.

13.2.       Force Majeure. Neither Party shall be liable for any failure to perform, or any delay in the performance of, any of its obligations under this Agreement to the extent that such Party’s performance is prevented by the occurrence of an event of force majeure. For purposes of this Section 13.2, an event of force majeure shall mean and include, war, civil war, insurrection, rebellion, civil unrest, fire, flood, earthquake, adverse weather conditions, strike, lockout, labor unrest, unavailability of supplies, materials or transportation, acts of the public enemy, and, in general, any other cause or condition beyond the reasonable control of the Party whose performance is affected thereby. In the event that a Party’s performance is affected by the occurrence of any event of force majeure, that Party shall furnish immediate written notice thereof to the other Party. If the affected Party reasonably believes that the event of force majeure will continue for more than one hundred eighty (180) calendar days, the Parties shall discuss in good faith actions that may be taken to mitigate or relieve its effects.

13.3.       Notices. All notices, reports and other communications between the Parties under this Agreement shall be sent by registered mail, postage prepaid and return receipt requested, or by facsimile, with a confirmation copy sent by registered mail or courier, addressed as follows:

To:          DS

Daiichi Sankyo Co., Ltd.

[***]

To:          IMMUNIC

Immunic AG

[***]

13.4.       Governing Law. This Agreement shall be governed by, and interpreted in accordance with the laws of the Federal Republic of Germany without reference to conflicts of laws principles. The validity of the intellectual property rights shall be subject to an evaluation under the law of the country in which the intellectual property rights were applied for or have been issued.

13.5.       Dispute Resolution. Any dispute relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties, shall be submitted to arbitration in accordance with the Rules of the International Chamber of Commerce (ICC). Unless otherwise agreed to by the Parties, each Party shall appoint one (1) neutral arbitrator, and the two appointed arbitrators shall mutually agree upon the appointment of a third arbitrator to serve as the chairperson of the arbitration panel. The decision of the arbitrators shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction. All arbitration proceedings initiated under this Section 13.5 shall be conducted in the English language in Zurich, Switzerland. Each Party shall have the right to seek preliminary and permanent injunctive relief in any court of competent jurisdiction, in order to prevent or enjoin any misappropriation, misuse, unauthorized disclosure or infringement of any of the patent rights and/or the Confidential Information of either Party.

13.6.       Independent Contractors. The Parties each acknowledge and agree that their relationship under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended implicitly or explicitly, nor is to be construed, as creating or constituting a partnership, joint venture, employment, or any form of agency relationship between them. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

13.7.       Headings. The captions to the several Sections and Articles of this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.8.       Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.9.       Severability. If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that, to the maximum extent permitted by applicable law, is equivalent in effect to such invalid or unenforceable provision. Unless otherwise provided in this Agreement the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

13.10.    Entire Agreement and Amendments. This Agreement, including all Exhibits attached hereto, constitutes the entire Agreement between the Parties, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof, including the BCDA which shall remain in force until the Effective Date and then terminate with effect ex nunc. No modification or amendment of this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties; this shall also apply to any change of this clause.

13.11.    No Waiver. The failure by either Party to assert any of its rights, including, the right to terminate this Agreement due to a breach or default by the other Party, shall not be deemed to constitute a waiver by that Party of its right to enforce each and every provision of this Agreement at a later time.

13.12.    Press Releases. Each Party shall give notice to the other Party prior to issuing any press release relating to this Agreement within due time to allow for reasonable consideration. The Party issuing the press release shall give due consideration and weight to any comments or concerns raised by the other Party and shall, if requested, remove any information that the other Party deems to be its Confidential Information. Notwithstanding the foregoing, neither Party shall issue a press release announcing the execution of this Agreement outside of a joint press release prepared jointly by the Parties. A draft of a joint press release shall be provided by Immunic.

In Witness whereof, this Agreement has been signed by the Parties hereto on September 27, 2018 at 1-2-58 Hriomachi, Shinagawa-ku, Tokyo 140-8710, Japan and on October ____, 2018 at Am Klopferspitz 19, 82152 Martinsried, Germany, in two (2) originals, each Party acknowledging receipt of one original.

Daiichi Sankyo Co., Ltd.
By:	/s/ Takashi Fukuoka
Name:	Takashi Fukuoka
Title:	Vice President, Venture Science Laboratories
Immunic AG
By:	/s/ Dr. Daniel Vitt
Name:	Dr. Daniel Vitt
Title:	CEO